Securities and Exchange Commission
Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):
July 1, 2013

Cadiz Inc.
(Exact name of Registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

0-12114	77-0313235
(Commission File Number)	(IRS Employer Identification No.)

550 South Hope Street, Suite 2850, Los Angeles, California	90071
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (213) 271-1600

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01     Entry into a Material Definitive Agreement

    On July 1, 2013, the Company entered into a long-term lease agreement (“Agreement”) with Limoneira Company (NASDAQ: LMR) (“Limoneira”) to develop new lemon orchards on the Company’s agricultural property in eastern San Bernardino County, California (“Cadiz Ranch”).  Under the terms of the Agreement, Limoneria has secured the right to plant up to 1,280 acres of lemons over the next five years at the Cadiz Ranch operation in the Cadiz Valley.  According to the Agreement, Limoneira will initially plant 320 acres of lemons at the Cadiz Ranch and will also hold options to plant up to 960 additional acres by 2018.

    In consideration for the lease arrangement, Limoneira will provide Cadiz an annual rental payment and water supply payment. The rental payment will include a base rent of $200 per planted acre and a lease payment equal to 20% of net cash flow from the harvested crops grown on Cadiz property. The annual rental payment will not exceed a total of $1,200/acre.

    Cadiz will also provide Limoneira the right to directly assign up to 500 acre-feet of its farming water allowance to the Company’s Cadiz Valley Water Conservation, Recovery and Storage Project at the then prevailing contract price.

    Mr. Scott Slater, current CEO, President and member of the Board of Directors of the Company, is also a member of the Board of Directors of Limoneira.  He did not participate in consideration of the matter when before either Board. In accordance with the Company’s corporate governance policies, this transaction was separately approved by the Company’s Audit Committee.

Item 8.01     Other Events

    On July 2, 2013, Cadiz Inc. (the “Company”) issued a press release describing a new lease agreement with Limoneira Company, as described above in Item 1.01 of this Form 8-K.  A copy of the press release is attached hereto as Exhibit 99.1.

Item 9.01         Financial Statement and Exhibits

    (d)  Exhibits

10.1	Lease Agreement, dated as of July 1, 2013, by and between Cadiz Inc. and Limoneira Company.

99.1	Press release, dated July 2, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Cadiz Inc.

By:	/s/ Timothy J. Shaheen
Timothy J. Shaheen
Chief Financial Officer

Dated:  July 2, 2013